EXHIBIT 99.1

Fifth Street Finance Corp. Declares 2009 Third Quarter Dividend of $0.25 Per Share

WHITE PLAINS, N.Y., April 15, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced its Board of Directors has declared a cash dividend of $0.25 per share for the third fiscal quarter of 2009.

Third Quarter 2009 Record Date: May 26, 2009

Third Quarter 2009 Payment Date: June 25, 2009

Dividends are paid from taxable income. Our Board of Directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

Going forward we plan to pay a regular dividend in connection with our quarterly SEC filings.

Fifth Street Finance Corp. has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our shareholders, unless a shareholder elects to receive cash. As a result, if we declare a cash dividend, our shareholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com